UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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UNITY BANCORP, INC.

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2023 ANNUAL REPORT

OUR BRAND PROMISE UNITY BANCORP, INC. (Nasdaq: UNTY) is the holding company for Unity Bank, a bank insured by the FDIC, headquartered in Clinton, New Jersey. The Bank offers complete deposit and lending solutions to businesses and consumers. Small Business is BIG here is a mantra the Bank lives and breathes. Unity delivers a holistic approach to business clients leveraging seasoned Commercial and SBA lending expertise with deposit products and services with the latest technology advantages. The Bank’s brand promise of Growing with Youis applied to all Unity stakeholders. The Bank is dedicated to the growth of our communities, customers, employees and shareholders. THE BANK’S BRAND PROMISE OF growing with you! IS APPLIED TO ALL UNITY STAKEHOLDERS. community

FINANCIAL HIGHLIGHTS Amounts in thousands, except per share data and performance ratios Year ended December 31, 2023 2022 Selected Results of Operations Interest income $ 143,494 $ 100,739 Interest expense 48,497 10,631 Net interest income 94,997 90,108 Provision for credit losses and AFS impairment 3,168 4,274 Noninterest income 8,142 8,045 Noninterest expense 46,976 42,458 Provision for income taxes 13,288 12,964 Net income $ 39,707 $ 38,457 Per Share Data Net income per common share - Basic $ 3.89 $ 3.66 Net income per common share - Diluted 3.84 3.59 Book value per common share 25.98 22.60 Market value per common share 29.59 27.33 Cash dividends declared on common shares 0.48 0.43 Selected Balance Sheet Data Assets $ 2,578,507 $ 2,444,948 Loans 2,172,063 2,106,559 Allowance for credit losses (25,854) (25,196) Securities 135,689 140,946 Deposits 1,924,140 1,787,528 Borrowed funds and subordinated debentures 366,748 393,310 Shareholders’ equity 261,430 239,227 Common shares outstanding 10,063 10,584 Performance Ratios Return on average assets 1.63% 1.80 % Return on average equity 16.05 17.28 Efficiency ratio 45.55 42.69 Net interest margin 4.06 4.37

TO OUR SHAREHOLDERS As we reflect on 2023, I am pleased to share with you an overview of our community bank’s performance and the larger economic landscape. Despite the challenges posed by external factors, our unwavering commitment to our mission has driven positive outcomes for our shareholders, customers, and the local communities we serve. Economic Context In 2023, the United States economy defied expectation, showcasing robust growth despite initial predictions of a recession. To start 2023, the consensus projected negative 0.1% real economic growth; however, the latest data indicated a strong +2.5% growth rate. Job gains continued to grow at a robust pace unemployment rate ended 2023 at a healthy 3.7%. Despite these positive economic indicators, the year was also marked by significant events that impacted the global economy. During the year there were a series of bank failures that sent shockwaves through the financial sector. Silicon Valley Bank, an institution primarily serving technology companies and wealthy individuals, faced a bank run after selling its Treasury bond portfolio at a substantial loss. Silvergate Bank and Signature Bank both had significant exposure to cryptocurrency. First Republic Bank, which focused on private banking for affluent clients, experienced a rapid withdrawal of uninsured deposits, leading the FDIC to take it into receivership. These failures have highlighted the importance of risk management for banks of all sizes. Rest assured, Unity’s business is much different than these failed institutions. The strength of our balance sheet, due in part to our conservative management approach, has allowed the Company to remain focused on serving our stakeholders. Our Performance I am thrilled to report that our Company has achieved its best financial performance in our history. During 2023, our Company generated net income of $39.7 million versus $38.5 million in 2023, representing an increase of 3.3%. Said differently, our Company generated $3.84 of earnings per diluted share versus $3.59 in 2022, representing a 7.0% increase.

Net interest income is the largest component of our Company’s earnings. It represents the difference between the interest generated from our assets, and the expense associated with paying interest in our liabilities. Despite a substantial increase in the cost of interest-bearing liabilities, our net interest income (after provision for credit losses) grew to $91.8 million in 2023, versus $85.8 million in 2022, representing a 7.0% increase. Our non-interest income, consisting of loan and deposit fees, and gains on the sale of SBA and mortgage loans totaled $8.1 million in 2023, versus $8.0 million in 2022, representing a 1.2% increase. Regardless efforts to minimize the effect of inflation, our Company was not immune from its harmful effects. Our noninterest expense, which is mainly compensation and benefit costs, was $47.0 million in 2023, versus $42.5 million in 2022, representing an increase of 10.6%. This was done primarily to ensure that our customers continue to experience the personalized service that they have come to expect from our team. We will continue to invest in personnel, branches, and technology that deliver an extraordinarily high quality customer experience. Despite a year of unprecedented challenges, our full-year Net Interest Margin (“NIM”) was 4.06%, Return on Average Assets (“ROA”) was 1.63% and our Return on Average Equity (“ROE”) was 16.1%, placing our Company in the upper tier of banks in the United States. Risk Management and Diversification The recent failures of four larger regional banks underscore the importance of prudent liquidity risk management, diversification, and maintaining a strong capital position. We have a diverse deposit base spread across retail (46%), business (26%), municipal (18%), and brokered (10%) funding sources. In addition, we maintain a relatively low level of uninsured or uncollateralized deposits at 17.2%. The Company also maintains multiple avenues of off balance sheet liquidity via the Federal Home Loan Bank and the Federal Reserve Bank. We further maintain a securities portfolio that comprised 5.3% of total assets, with unrealized losses on these securities representing minimal levels of risk-based capital.

David D. Dallas Chairman of the Board James A. Hughes President & CEO On the credit front, we have a well-diversified loan portfolio with limited non-performing loans and an appropriate allowance for credit losses. We recognize the need to maintain a measured approach across our balance sheet and business model. Our commitment to prudent risk practices ensures the safety and soundness of our institution. Community Banking’s Vital Role As we navigate economic shifts, we remain steadfast in our role as a community bank. While global banks serve multinational corporations, we play a critical part in supporting small businesses, residential housing, and commercial real estate projects in smaller towns and rural communities. Our commitment extends from the George Washington Bridge in Fort Lee, NJ to the Lehigh Valley in Forks & Bethlehem, PA, serving tens of thousands of consumers and businesses with our customizable products and services. Looking Ahead Our motto remains simple: “Growing with You.” By focusing on what we know best and avoiding flashy trends, we maintain stability. Our longstanding commitment to sound risk management has enabled us to provide the financial services that our customers and communities rely upon. We remain confident that the strength of our balance sheet enables a solid foundation for continued growth and profitability moving forward. We will continue to uphold our mission, adapt to changing dynamics, and contribute to the economic well-being of our communities. Thank you for your support and trust in Unity Bancorp.

2019 2020 2021 2022 2023 $0 $5 $10 $15 $20 $25 $30 DILUTED EARNINGS PER SHARE DIVIDENDS PER SHARE BOOK VALUE MARKET PRICE

LENDING SUCCESS At Unity Bank we take pride in supporting our friends and neighbors in the communities we serve. Our residential and commercial lending teams live and work in the communities in which we operate. We continue to grow our lending teams while simultaneously improving our systems and processes. This year, workflow enhancements were added to maintain excellent customer service and meet the needs of our customers. Mortgage Lending Overview 2023 brought a perfect storm scenario which wreaked havoc on the mortgage industry. Interest rates at a 22 year high, coupled with a housing inventory shortage, high inflation and tight liquidity, sent mortgage originations tumbling to lows that haven’t been seen since the 1980’s. Despite all the negative pressure, our commitment to lend strengthened our relationships with our bank customers and realtor referrals partners. As a result, our origination volume outperformed the industry. If the more optimistic forecast for the housing market in 2024 holds true, we are well positioned to leverage our strong realtor referral partner relationships and continue our growth expectations. WE CONTINUE TO GROW OUR LENDING TEAMS WHILE SIMULTANEOUSLY IMPROVING OUR SYSTEMS AND PROCESSES.

5 YEAR LOAN GROWTH 2019 2020 2021 2022 2023 2019 2020 2021 2022 2023 $0 $300,000 $600,000 $900,000 $1,200,000 $1,500,000 $0 $100,000 $200,000 $300,000 $400,000 $500,000 $600,000 $700,000 Commercial Loans Residential Mortgages in thousands Commercial Lending Overview With rising interest rates and tight liquidity, 2023 proved to be a slower loan production year. We remained committed to our community bank customers supporting their borrowing needs particularly owner-occupied businesses. SBA loan customers were more acutely impacted with rising rates adjusting quarterly. We proactively communicated with our SBA customers working through the higher rate environment. The outlook for 2024 is much the same with possibility of a few rate cuts.

OUR BANKING EXPERIENCE Business Center Since our founding in 1991, we have made it our mission to provide the highest level of service to our customers. Equally important, is delivering the latest in technology which is constantly being upgraded across all areas of operation. Unity continues to focus on security by implementing best practices, staying up to date with the cyber threat landscape, and working closely with regulators to ensure we hold our customers’ information to the highest level of protection. We continued investing in hardware and software to support our growth while simultaneously ensuring these investments would benefit us long-term. Unity Bank understands the value of investing in its employees to provide an environment of growth and continued success. We employ extensive training with the help of our partners to provide customer service, communication, leadership, technological, and project management skills. Updating and modifying Unity Banks’ internal data center and infrastructure is critical for keeping up with a rapidly changing work environment. While other banks are closing branches, Unity has continued to take advantage by growing its footprint in 2023 opening two new locations in Lake Hiawatha and Fort Lee in New Jersey. Overall Technology Improvements Unity Bank focused its project initiatives in 2023 on strengthening the security of its customer-facing technology, technical infrastructure, and internal applications. In the face of the current and expanding threats in the cyber world, the bank strives to stay alert and responsive to security incidents of all sizes and scopes, both nationally and globally. The bank prioritizes the protection of customer data and the enhancement of fraud detection and prevention across all transaction channels. Along with the security enhancements we put a focus on improving customer technology, as well as back-end internal applications that will help streamline departmental processes and increase efficiency overall. This mindset will carry-over to our 2024 project initiatives.

Technology Improvements for Consumer Customers In 2023, we improved our consumer technology by introducing contactless payments for credit and debit cards, and enabling our customers to add their cards to Google Pay, Apple Pay and Samsung Pay for a smoother payment experience. We also launched a new Credit Card program in Q3 2023 with both consumer and business options. Along with the card improvements, we upgraded our ATM’s in our branches to allow envelope-less deposits and contactless chip readers, which offer more security than the swipe or dip methods. In 2024, we will continue to enhance our customer-facing technology with a new Mobile and Online Banking application, a better Account-to-Account (A2A) transfer platform, and a focus on instant payments for our customers. We will also introduce a new range of Consumer Checking Products. Technology Improvements for Business Customers Customer-facing technology initiatives had the same impact on both consumers and businesses in 2023. In 2024, we will extend our focus on the business side with a better check & ACH positive pay offering, which will provide more effective and reliable positive pay and payee verification detection. This will give businesses more confidence and security when they process ACH transactions for payroll and other purposes. SINCE OUR FOUNDING IN 1991, WE HAVE MADE IT OUR MISSION TO PROVIDE THE HIGHEST LEVEL OF SERVICE TO OUR CUSTOMERS.

UNITY IN THE COMMUNITY Unity Bank is committed to bettering the communities it serves. At Unity Bank, community is more than just a word. The employees on our team live and work in our branch footprint, so giving back is second nature. In 2023, Unity participated in over 600 community events, sponsorships and volunteer opportunities. In addition to traditional donations, Unity Bank supports community programs that keep the Bank and its employees personally connected to the people in our markets. Unity Bank continued their title sponsorship of the Tour of Somerville Cycling Series. The bank has participated in the Tour of Somerville since 2017 with races in Somerville and the Twilight Criterium race in Easton, Pennsylvania. We look forward to watching these events grow each year as it brings people together and supports businesses within the community. UNITY BANK RECOMMITTED TO COMMUNITY EVENTS AND PROGRAMS

Unity Bank continued to support America’s Grow-A-Row both financially and physically by sending a group of employee volunteers from each month to pick produce for community members in need. Food insecurity has expanded due to the food inflation costs, and this year Grow-A-Row was able to donate 3.2 million pounds of fresh produce, that’s 12.8 million servings! To further combat food insecurity in our community Unity’s annual service project raised $25,200 for local Food Banks. This is a very special project since it comes from the generosity of our employees. Each year employees can elect to donate through payroll deductions. The bank matches the employee donation and funds are distributed to 21 locations throughout our footprint, providing food for those in need. Unity Bank hosted the 17th Annual Charity Car Show benefiting Family Promise of Hunterdon and Warren counties. The show raises money and awareness for its benefactors. The show featured 106 classic cars competing in a variety of categories. For the last 17 years, the car show has been a great opportunity to support the valuable work of Family Promise and its vital services to the community. The show has been very successful over the years thanks to the community, car owners, sponsors and Unity’s dedicated employee volunteers. We are enthusiastic about the opportunities to come and continue to commit to helping those in our community.

CORPORATE INFORMATION James Hughes President Chief Executive Officer George Boyan Executive Vice President Chief Financial Officer Vincent Geraci First Senior Vice President Director of Mortgage Lending David Bove Senior Vice President Chief Technology Officer James Davies Senior Vice President Controller James Donovan Senior Vice President Chief Lending Officer Rosemary Fellner Senior Vice President Chief Experience Officer Christopher Fenimore Senior Vice President Chief Compliance Officer Minsu Kim Senior Vice President Chief Credit Officer Rebecca Kugelman Senior Vice President Project Management Officer Ryan Peene Senior Vice President Chief Depository Officer Daniel Sharabba Senior Vice President Chief Retail Officer Luke de Araujo First Vice President BSA/AML/OFAC Officer Ashleigh Marin First Vice President In-House Counsel Karen Klotz First Vice President Loan Closing Manager Crystal Rose First Vice President Marketing Director Cynthia Burke First Vice President Human Resources Director Executive & Senior Management

David Dallas Chairman of the Board CEO, Dallas Group of America, Inc. Dr. Mark Brody Director Managing Member, Financial Planning Analysts, LLC Wayne Courtright Director Retired, Former Banker Robert Dallas, II Director President, Dallas Group of America, Inc. Dr. Mary Gross Director Human Edge Resources, LLC James Hughes Director President/CEO, Unity Bank Peter Maricondo Director Retired Financial Consultant Raj Patel Director President/CEO, Raja Group Donald Souders, Jr. Director Attorney/Partner, Florio Perrucci Steinhardt Cappelli Tipton & Taylor Aaron Tucker Vice Chairman of the Board President, Tucker Enterprises Annual Meeting Shareholders of Unity Bancorp, Inc. are cordially invited to the Annual Meeting of Shareholders. The meeting will be held virtually at 8:30 am, April 25th, 2024 and will be available at: meetnow.global/M52SR5Z Please use your shareholder credentials or guest login to access the meeting. Stock Listing NASDAQ Symbol: UNTY Transfer Agent and Registrar Computershare, Inc. PO Box 30170 College Station, Texas 77842-3170 800.368.5948 Computershare.com Board of Directors Investor Inquiries George Boyan 908-713-4565 | George.Boyan@unitybank.com Independent Registered Public Accounting Firm Wolf & Company, P.C. Boston, Massachusetts Legal Counsel Windels Marx Lane & Mittendorf, LLP New Brunswick, New Jersey Shareholder Information

LOCATIONS New Jersey Bergen County: 4 Emerson Plaza W.  Emerson, NJ 07630 899 Palisade Ave.  Fort Lee, NJ 07024 Hunterdon County: 64 Old Highway 22  Clinton, NJ 08809 157 Main St.  Flemington, NJ 08822 370 Route 22 W.  Whitehouse Station, NJ 08889 Middlesex County: 1746 Oak Tree Rd.  Edison, NJ 08820 104 Raritan Ave.  Highland Park, NJ 08904 1230 Bound Brook Rd.  Middlesex, NJ 08846 2426 Plainfield Ave.  South Plainfield, NJ 07080 Morris County: 66 North Beverwyck Rd  Lake Hiawatha, NJ 07034 (pictured on cover) Ocean County: 1255 Route 70  Lakewood, NJ 08701 Somerset County: 450 Somerset St.  North Plainfield, NJ 07060 120 Cedar Grove Ln.  Somerset, NJ 08873 12 Mountain Ave.  Somerville, NJ 08876 Union County: 628 North Wood Ave.  Linden, NJ 07036 2222 South Ave.  Scotch Plains, NJ 07076 945 Stuyvesant Ave.  Union, NJ 07083 Warren County: 1225 Route 22 W.  Phillipsburg, NJ 08865 5 E. Asbury Anderson Rd.  Washington, NJ 07882 Pennsylvania Northampton County: 2850 Easton Ave.  Bethlehem, PA 18017 1700 Sullivan Trail  Forks, PA 18040 UNITY BANCORP, INC 64 Old Highway 22  Clinton, NJ 08809 unitybank.com  800.618.2265